Exhibit 99.1

Kroger Completes Sale of Convenience Store Business to EG Group

Announces $1.2 Billion Accelerated Share Repurchase Program

CINCINNATI, April 20, 2018 — The Kroger Co. (NYSE: KR) today announced it has completed the sale of its convenience store business unit to EG Group for $2.15 billion.

After tax proceeds total $1.7 billion. $1.2 billion of the proceeds will be used to fund an accelerated share repurchase (“ASR”) program

“Throughout the sales process, we have been impressed with EG Group’s professionalism, commitment to people, and understanding of the U.S. convenience retail market,” said Mike Schlotman, Kroger’s executive vice president and chief financial officer. “I can’t stress enough how important to our success Kroger’s convenience store management and associates have been, and we want to thank them for all of their contributions to our customers and our company.”

Kroger announced in October 2017 its intention to explore strategic alternatives for its convenience store business, including a potential sale, in conjunction with Restock Kroger. In February, Kroger and EG Group announced a definitive agreement for the sale of Kroger’s convenience store business unit to EG Group.

Kroger entered into an ASR agreement today with Goldman Sachs & Co. LLC. (“Goldman”), pursuant to which on April 24, 2018, Kroger will pay $1.2 billion to Goldman, who will make an initial delivery to Kroger of approximately 36.1 million Kroger common shares.  The total number of shares that Kroger ultimately will receive under the ASR will be based generally on the average of the daily volume-weighted average prices of shares traded during the term of the agreement, subject to a collar provision that will establish minimum and maximum numbers of shares to be repurchased.  The $1.2 billion ASR is an additional repurchase authorization approved by Kroger’s Board of Directors, which is incremental to the $1 billion share repurchase program announced on March 15, 2018.

Kroger will use the balance of the after tax proceeds to lower its net total debt to adjusted EBITDA ratio.

“Kroger is committed to creating shareholder value,” said Mr. Schlotman. “We are returning a significant amount of capital to shareholders through a $1.2 billion accelerated share repurchase program authorized by our Board of Directors.”

The Transition Services Agreement (TSA) Kroger has in place with EG Group will not have a material effect on the company’s 2018 results, nor will it have any effect on Kroger’s 2018 net earnings per diluted share guidance. The TSA covers a variety of services for varying lengths of time.

Included in the sale were 762 convenience stores, including 66 franchise operations, operating in 18 states and employing 11,000 associates under the following banner names: Turkey Hill, Loaf ‘N Jug, Kwik Shop, Tom Thumb and Quik Stop. Kroger’s supermarket fuel centers and its Turkey Hill Dairy were not included in the sale. EG Group will establish their North American headquarters in Cincinnati, Ohio and continue to operate stores under their established banner names.

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human SpiritTM. We are nearly half a million associates who serve nine million customers daily through a seamless digital shopping experience and 2,800 retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger Contacts:
Media: Kristal Howard, (513) 762-1304
Investors: Rebekah Manis, (513) 762-4969